Exhibit 99.1

Quantum Technologies Reports Fiscal 2005 Third Quarter Financial Results

Irvine, CA -- March 9, 2005 - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cells, hybrids and alternative fuel applications today reported results for its fiscal 2005 third quarter ended January 31, 2005. Conference call information is provided below.

For the third quarter of fiscal 2005, Quantum reported revenue of $5.4 million and a net loss of $2.9 million or $0.09 per share. This compared to revenue of $4.4 million and a net loss of $3.1 million or $0.10 per share for the same period of fiscal 2004. The increase in revenue is mainly attributable to higher product sales and customer-funded development contract revenues in the Fuel Cell Systems segment, partially offset by decreases in product sales in the Alternative Fuel segment. The increase in contract revenue was due to new and expanded programs in the Fuel Cell Systems segment for the development of fuel delivery systems on behalf of automotive OEM customers and military programs.

Fuel Cell Systems segment revenue during the quarter was $4.3 million, representing a 65% increase over the prior year's third quarter revenue, which was $2.6 million. Product sales increased 85% for the third quarter of fiscal 2005 compared to the same period in fiscal 2004 from $1.3 million to $2.4 million. Product sales primarily consisted of sales associated with Toyota Motor Corporation's fuel cell SUV platform and bus platform equipped with our hydrogen fuel metering and fuel storage systems. Contract revenue during the quarter for the application of fuel delivery systems for fuel cell vehicles increased by 58% from $1.2 million in fiscal 2004 to $1.9 million in fiscal 2005, due to new and expanded programs. The Fuel Cell Systems segment operating loss for the third quarter improved by 67% from an operating loss of $0.3 million in fiscal 2004 to an operating loss of $0.1 million in fiscal 2005 primarily due to higher volume of product sales.

Revenue within the Alternative Fuels segment was $1.1 million during the quarter, representing a 42% decrease from $1.9 million in revenue for the same period in the previous year. This decrease is due primarily to the discontinuance by General Motors of mid-size automobiles equipped with compressed natural gas systems. Contract revenue during the quarter in the Alternative Fuels segment increased by 50% from $0.4 million in fiscal 2004 to $0.6 million in fiscal 2005, due to new engineering, design and integration activities related to hydrogen internal combustion engines. The Alternative Fuels segment operating loss increased 22% for the third quarter of fiscal 2005 compared to fiscal 2004 from $0.9 million to $1.1 million primarily due to lower product revenue.

Nine Months Results

For the nine month period ended January 31, 2005, revenue decreased $2.3 million, or 12%, from $19.0 million in the first nine months of fiscal year 2004 to $16.7 million in the same period of fiscal year 2005, primarily due to the Alternative Fuels segment, which realized a 23% decline in revenues. Fuel Cell Systems revenues remained relatively flat for the respective nine-month periods.

For the nine month period ended January 31, 2005, Quantum's operating loss increased $2.2 million, or 31%, from $7.1 million in fiscal 2004 to $9.3 million in fiscal 2005. This increase is primarily attributable to lower gross profits on product sales in both operating segments, partially offset by an increase in customer funded research and development contract revenues. The Alternative Fuels segment's operating loss increased by $0.6 million compared to the first nine month period of the previous year from $2.5 million in fiscal 2004 to $3.1 million in fiscal 2005, and the Fuel Cell Systems segment reported a $0.3 million operating loss compared to a $1.6 million operating income in the same period of the previous year.

During the nine month period ended January 31, 2005, Quantum reported an overall net loss of $8.7 million, or $0.27 per share. This compared to a net loss of $6.9 million, or $0.27 per share, for the same period of fiscal year 2004.

Subsequent Event -- Quantum Completed Acquisition of Starcraft Corporation

On March 3, 2005, Quantum successfully closed the acquisition transaction with Starcraft Corporation ("Starcraft", previously traded on Nasdaq: STCR), pursuant to which Quantum acquired all of the outstanding shares of Starcraft in a tax-free stock-for-stock exchange. Quantum will maintain its listing on the Nasdaq National Market and will operate Starcraft as a wholly owned subsidiary. The Company believes that the merger of Quantum and Starcraft will create a well-capitalized company with strong, complementary revenue streams and a solid product and service portfolio to address the mainstream automotive and hydrogen economy markets.

In connection with the merger, Starcraft shareholders received 2.341 shares of Quantum common stock for each Starcraft common share outstanding.

Alan P. Niedzwiecki, President and CEO, commented on the third quarter results and the completed acquisition of Starcraft, "The third quarter results and the increase in customer-funded and hydrogen-related contract revenues highlight our expanding customer base and growing OEM development programs. We still see an increasing number of early development programs starting to emerge for hydrogen and fuel cell applications. The combined business will position us as a complete Tier-one OEM supplier, which we believe will position our company to fully participate in the development, production and assembly of fuel systems and specialty equipment for these programs."

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2004	2005	2004	2005
Revenue:
Net product sales	$ 2,753,161	$ 2,902,889	$ 14,651,721	$ 8,513,483
Contract revenue	1,669,201	2,489,413	4,373,945	8,195,435
Total revenue	4,422,362	5,392,302	19,025,666	16,708,918

Costs and expenses:
Cost of product sales	1,632,633	2,300,473	9,181,463	6,904,434
Research and development	3,911,166	4,040,157	10,455,983	12,334,139
Selling, general and administrative	2,135,327	2,248,124	6,489,066	6,817,560
Total costs and expenses	7,679,126	8,588,754	26,126,512	26,056,133

Operating loss	(3,256,764)	(3,196,452)	(7,100,846)	(9,347,215)

Interest income, net	159,157	277,142	213,744	716,324
Other income (expense), net	2,321	-	26,715	(18,589)
Provision for income taxes	-	(826)	(39,345)	(5,626)

Net loss applicable to common stock	$ (3,095,286)	$ (2,920,136)	$ (6,899,732)	$ (8,655,106)

Basic and diluted loss per share	$ (0.10)	$ (0.09)	$ (0.27)	$ (0.27)

Number of shares used in the basic
and diluted per share calculation	31,394,268	31,720,288	25,860,655	31,703,736

Cash Flow Information:
Depreciation and amortization	$ 1,304,349	$ 1,070,113	$ 3,929,986	$ 3,443,998
Cash used in operating activities	3,518,899	2,503,112	4,244,116	7,526,322
Capital expenditures	534,854	181,344	890,547	1,023,093

	April 30,	January 31,
	2004	2005
Balance Sheet Information:
Cash and cash equivalents	$ 15,728,901	$ 13,256,007
Marketable securities:
Maturing within one year	35,595,269	38,971,902
Maturing after one year	17,232,298	7,808,959
Total assets	103,446,944	94,204,559
Current liabilities	5,995,467	5,163,576
Stockholders' equity	97,451,477	89,040,983
Working capital	57,689,205	60,226,248

Financial Results Call Scheduled:

Wednesday, March 9, 2005

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, Conference ID# 4653885

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company's Investor Relations web page for approximately two weeks after the call: http://www.qtww.com/about/investor_information/conference_calls/. The playback will also be available via telephone approximately two hours after the call until March 11, 2005, at 8:55 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291, Conference ID# 4653885. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum is a leader in powertrain engineering, system integration and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements and high performance engines and drive trains for OEMs and consumers of aftermarket parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo and IMPCO. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum's products and services at www.qtww.com.

Forward Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, material costs, other general costs and expenses; savings realized from consolidation of general and administrative expenses; an amortization expense from the recognition of an intangible asset arising from the valuation of current contracts and relationships; the failure to realize the synergies and other perceived advantages resulting from the merger; the ability of the parties to successfully integrate Quantum's and Starcraft's operations and employees; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company's ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; and economic conditions generally. Additional factors may be found in Quantum's Form 10-K for the year ended April 30, 2004 and in the other documents filed by the parties with the Securities and Exchange Commission "SEC"), including the Registration Statement on Form S-4 filed by Quantum with the SEC on January 19, 2005.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company's management at the time they are made, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600